Exhibit 99.1

GeoMet Announces Year-End Estimate of Proved Reserves

Operational Update And

Guidance for Limited 2012 Capital Expenditures

Houston, Texas – March 9, 2012 – GeoMet, Inc. (NASDAQ: GMET) (the “Company”) today announced its year-end 2011 estimated proved reserves and provided an operational update and preliminary guidance on budgeted capital expenditures in 2012.

Estimated Proved Reserves

Estimated proved natural gas reserves as of December 31, 2011, as estimated by DeGolyer and MacNaughton (“D&M”) and Ryder Scott Company, L.P., independent petroleum engineers, totaled approximately 198 Bcf, including approximately 49 Bcf acquired in a previously announced acquisition that closed on November 18, 2011. Proved natural gas reserves at December 31, 2010, as estimated by D&M, were approximately 216 Bcf. The present value of future net cash flows attributable to proved reserves, discounted at 10%, was approximately $173 million at December 31, 2011, including approximately $64 million attributable to the acquired properties. The present value of future net cash flows attributable to proved reserves, discounted at 10%, was approximately $126 million at December 31, 2010. A price of $4.16 per Mcf was used at December 31, 2011 compared to $4.49 per Mcf at year-end 2010. The Company’s estimated proved reserves at December 31, 2011 are 100% coalbed methane and 95% proved developed. Approximately 63% of total year-end 2011 proved reserves are in the Company’s Central Appalachia producing region and 37% are in its Alabama producing region.

The current pricing environment for natural gas, along with SEC rules for estimating proved reserves (“SEC Rules”) significantly impacted the estimation of proved reserves at December 31, 2011. Under SEC Rules a company may not include proved undeveloped reserves in its estimates of proved reserves unless company management is able to represent that it has the intention to develop such reserves during the following five year period. In the current natural gas price environment, it is not certain that satisfactory rates of return could be generated from the development of the Company’s proved undeveloped locations in the Gurnee, Pond Creek and Lasher fields. As a result, approximately 45 Bcf of proved undeveloped reserves included at year-end 2010 were removed from estimated proved reserves at year-end 2011. A portion or all of these reserves may again be classified as proved reserves in the future should gas price expectations improve.

2011 Operational Update

Fourth quarter 2011 net gas sales volumes averaged approximately 31.4 million cubic feet (MMcf) per day, compared to 20.3 MMcf per day in the fourth quarter of 2010, reflecting the completion of the acquisition on November 18, 2011 and higher sales volumes from the Company’s pre-acquisition assets. For the full year 2011, net gas sales volumes averaged approximately 23.3 MMcf per day compared to an average of 20.2 MMcf per day in 2010. We expect daily net gas sales volumes to average from 42 to 45 MMcf per day in 2012.

Capital Expenditure Guidance for 2012

In the current natural gas price environment, capital expenditures for 2012 will largely be deferred until price expectations improve. Capital expenditures in 2012 will be set at maintenance levels with the possibility of adding limited drilling capital expenditures later in the year. Total 2012 capital expenditures are expected to be in the range of $1 – $6 million and will be funded from the Company’s operating cash flow.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements about future capital expenditure plans, future natural gas prices and future gas sales volumes are all forward looking statements. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the availability of capital and borrowing availability under our bank credit agreement, our future production rates, operational hazards, pipeline capacity, general economic conditions and other factors. Careful consideration should be given to the risk factors and other cautionary statements included in our most recent annual report on

Form 10-K filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in Alabama, Virginia and West Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.